UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2019

 ASTEC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1725 Shepherd Rd., Chattanooga, TN
(Address of principal executive offices)

(423) 899-5898
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	ASTE	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02. Results of Operations and Financial Condition

    On July 23, 2019 Astec Industries, Inc. (the “Company”) reported results of operations for the three and six month-periods ended June 30, 2019. A copy of the press release issued by the Company is attached as Exhibit 99.1.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2019, Astec Industries, Inc. (the “Company”) announced that its Board of Directors had appointed Barry Ruffalo as its President and Chief Executive Officer, effective as of August 12, 2019.  The Board also increased the size of the Board to eleven directors as of August 12, 2019, and appointed Mr. Ruffalo to fill the vacancy created as of such date.  Mr. Ruffalo will join the Board of Directors as a Class I director and will stand for re-election at the Company's 2020 annual meeting.

Mr. Ruffalo will receive an annual salary of $750,000, subject to annual review by the Compensation Committee of the Board, and will be eligible to earn an annual cash bonus with a target award equal to 100% of his base salary, with an opportunity to earn up to 200% of his base salary, based on achievement of company and individual performance goals.  For 2019, the annual bonus will be pro-rated (based on the number of days employed by the Company in 2019), and Mr. Ruffalo will be entitled to the greater of the pro-rated 2019 annual bonus or a guaranteed $500,000.  In addition, upon commencement of employment, Mr. Ruffalo will receive a one-time grant of restricted stock units having a value equal to $750,000 (based on the closing stock price on the date of grant), which will vest in equal annual installments on the first three anniversaries of the grant date, subject to Mr. Ruffalo’s continued employment with the Company.  Mr. Ruffalo will be designated as a Tier I Participant in the Company’s Executive Change in Control Severance Plan, the terms of which were previously described in the “Potential Payments upon Termination or Change-in-Control” section of the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 15, 2019, which description is incorporated herein by reference

Prior to joining the Company, Mr. Ruffalo, who is 49 years old, was employed by Valmont Industries, a publicly-traded diversified global producer of highly-engineered fabricated metal products, where he served as Group President – Global Engineered Support Structures (2018 – July 2019), Group President – North America Structures/Energy & Mining (2017), Group President – Energy & Mining (2016 – 2017) and Executive Vice President, Operational Excellence (2015 – 2016).  Prior to his work with Valmont Industries, Mr. Ruffalo was employed by Lindsay Corporation, a publicly-traded global leader in proprietary water management and road infrastructure products and services, where he served as President – Infrastructure (2013 – 2015) and President – Irrigation (2007 – 2013).  Mr. Ruffalo’s demonstrated leadership and extensive business experience provide him with a unique skill set needed to execute the Company’s strategy to design, manufacture and sell innovative, productive, reliable and safe equipment in the Infrastructure, Aggregate, Mining and Energy industries, as well as improve the Company’s financial performance and appropriately allocate capital to areas that will drive the business forward and enhance shareholder value.

No family relationships exist between Mr. Ruffalo and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Ruffalo and any other person pursuant to which Mr. Ruffalo was selected as an officer or director, nor are there any transactions to which the Company is or was a participant and in which Mr. Ruffalo has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

The press release attached as Exhibit 99.1 includes additional information regarding the foregoing and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated July 23, 2019 issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astec Industries, Inc. (Registrant)

Date: July 23, 2019	By:	/s/ David C. Silvious
David C. Silvious
Chief Financial Officer, Vice President and Treasurer

EXHIBIT INDEX

99.1	Earnings release dated July 23, 2019 issued by the Company